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                       SECURITIES AND EXCHANGE COMMISSION

                               -------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)     April 21, 1999

                                Bio-Plexus, Inc.
               (Exact Name of Registrant as Specified in Charter)

       Connecticut                    0-24128                   06-1211921
(State or Other Jurisdiction        (Commission                (IRS Employer
     of Incorporation)              File Number)             Identification No.)

                      129 Reservoir Road, Vernon, CT 06066
                    (Address of Principal Executive Offices)

Registrant's telephone number, including area code (860) 870-8112



          (Former Name or Former Address, if Changed Since Last Report
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Item 5. Other Events


         Bio-Plexus, Inc. (the "Company") reports that it has negotiated a private placement of up to $4,500,000 aggregate principal amount of 6% Convertible Debentures due 2004 (the "Debentures") pursuant to a certain Subscription Agreement dated as of April 21, 1999 by and among the Company and certain institutional investors. The initial purchase of $2,500,000 aggregate principal amount of Debentures was made April 27, 1999. The Debentures accrue interest at the rate of 6.0% per annum, payable quarterly in arrears, and the interest is payable either in cash or in the issuance of additional Debentures, at the option of the Company. They are equal or senior in right of payment to substantially all future indebtedness of the Company. The Debentures are convertible at any time at the option of the holders into shares of the Company's Common Stock, no par value ("Common Stock"), at an initial conversion rate of $3.06 per share. The Debentures may be wholly or partially redeemed at the option of the Company for an amount not to exceed 130% of the face value plus accrued and unpaid interest at any time after the date of issuance. The Company and the Debenture holders have limited put and call options, respectively, for additional Debentures. The financing also included a warrant ("Warrant") to purchase 500,000 shares of Common Stock at an exercise price of $3.38.

         The Company has agreed to file with the Commission a Registration Statement on Form S-3 within 30 days of issuance of the Debentures registering the shares of Common Stock underlying the Debentures and the Warrant.

         The Company intends to use the proceeds from the purchase of the Debentures for general corporate purposes.

         The press release related to such financing is Exhibit 99.1 to this filing, and is incorporated herein by reference.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              BIO-PLEXUS, INC.



                                              By:  /s/ Kimberley A. Cady
                                                       Kimberley A. Cady
                                                       Vice President and
                                                       Chief Financial Officer

Date:  April 30, 1999
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                                  EXHIBIT INDEX


Exhibit No.        Description

99.1 Press Release related to April 1999 6% Convertible Debentures due 2004 Financing